Exhibit 99.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his or her capacity as an officer of Chemical Financial Corporation (the "Company") that the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: July 29, 2003	/s/ David B. Ramaker
David B. Ramaker President and Chief Executive Officer

Dated: July 29, 2003	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer